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EXHIBIT (h)(8)

                                     FORM OF

                                   SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT
                            DATED AS OF JULY 1, 2004

                      BETWEEN BOK INVESTMENT ADVISERS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                   AMENDED AND RESTATED AS OF JANUARY 20, 2006

PORTFOLIOS: This Agreement shall apply to all Portfolios of the Trust either now or hereafter created. The current portfolios of the Trust are set forth below:

               U.S. Treasury Fund
               Institutional U.S. Treasury Fund
               Cash Management Fund
               Institutional Cash Management Fund
               Institutional Tax-Free Money Market Fund*
               Intermediate Tax-Free Bond Fund
               Short-Term Income Fund
               Intermediate Bond Fund
               Bond Fund
               Balanced Fund
               U.S. Tax-Efficient Large Cap Equity Fund
               Growth Equity Fund
               U.S. Tax-Efficient Small Cap Equity Fund
               U.S. Large Cap Equity Fund(1)
               U.S. Mid Cap Equity Fund(1)
               U.S. Small Cap Equity Fund(1)
               U.S. Tax-Efficient Mid Cap Equity Fund(1)

          (collectively, the "Portfolios").

ASSET-BASED SUB-ADMINISTRATION FEE:

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(1)  As of January 20, 2006 these Funds have not commenced operations. Until each such Fund commences operations, services will not be rendered and expenses will not be incurred under this Agreement.

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          Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Administrator will pay the Sub-Administrator on the first business day of each month, or at such time(s) as the Sub-Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

               Three one-hundredths of one percent (.03%) of each Portfolio's average daily net assets except for the Institutional Tax-Free Money Market Fund.

* Notwithstanding the foregoing, the Sub-Administrator's fee for the Institutional Tax-Free Money Market Fund shall be governed by that certain Omnibus Fee Agreement between the Trust and BISYS, dated as of the date hereof. In addition, for the Institutional Tax-Free Money Market Fund, certain charges and expenses shall be subject to allocation as set forth in the Omnibus Fee Agreement.

MISCELLANEOUS FEES:

          BISYS shall be paid $12,000 annually by the Trust for providing an individual to serve as the Trust's Anti-Money Laundering Reporting Officer. The twelve thousand dollar ($12,000) annual fee shall be waived by BISYS as long as the Compliance Services Agreement between the Trust and BISYS remains in effect.

GENERAL:

          The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. In the event of a termination of this Agreement in accordance with its terms before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For purposes of determining the fees payable to the Sub-Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

          The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

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          The Sub-Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Sub-Administrator's sole discretion.

TERM:

          Pursuant to Article 7, the term of this Agreement shall commence on July 1, 2004, and shall remain in effect for five (5) years, until June 30, 2009 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be and may be provided by either the Administrator or the Trust. Notwithstanding anything in this Agreement, this Agreement will terminate immediately upon the terminaton of the Administration Agreement.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          Notwithstanding the foregoing, after such termination for so long as the Sub-Administrator, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Sub-Administrator and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from the Administrator, in addition to the compensation described in this Schedule A, the amount of all of the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to the Administrator and/or its designees of the Administrator's property, records, instruments and documents,

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          or any copies thereof. Subsequent to such termination, for a reasonable fee, the Sub-Administrator will provide the Administrator with reasonable access to any documents or records remaining in its possession.

          During the Initial Term, if for any reason other than non-renewal, mutual agreement of the parties or "cause," as defined above, the Sub-Administrator is terminated or replaced as Sub-Administrator, or if a third party is added to perform all or a part of the administrative services provided by the Sub-Administrator under this Agreement (excluding any sub-contractors appointed by the Sub-Administrator as provided in Article 8 hereof), then the Administrator shall make a one-time cash payment, as liquidated damages, to the Sub-Administrator equal to the balance due the Sub-Administrator under this Agreement for the lesser of (A) the next six months of the Initial Term or (B) the remainder of such Initial Term, assuming for purposes of calculation of the payment that the fees that would be earned by Sub-Administrator shall be based upon the average net asset values of the Trust and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added; provided, however, that, in the event the Sub-Administrator is terminated or replaced or a third party is added to perform services at any time after June 30, 2009, the Administrator shall not be required to make a liquidated damages payment.

          In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Sub-Administrator is not retained to provide administration services. Under such circumstances, the one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

          The parties further acknowledge and agree that, in the event the Sub-Administrator ceases to be retained, as set forth above, (i) a determination of actual damages incurred by the Sub-Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Sub-Administrator for damages incurred and is not intended to constitute any form of penalty.

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          IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Schedule A to be fully executed as January 20, 2006.

BOK INVESTMENT ADVISERS, INC.           BISYS FUND SERVICES OHIO, INC.


By:                                     By:
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Title:                                  Title:
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AGREED AND ACKNOWLEDGED:

AMERICAN PERFORMANCE FUNDS


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